BALLY'S CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS
COMPANY ESTABLISHES FOUNDATION OF ITS INTERACTIVE DIVISION

Providence, Rhode Island - March 4, 2021 - Bally’s Corporation (NYSE: BALY) (the “Company” or “Bally’s”), today reported financial results for the fourth quarter and full year ended December 31, 2020.
Fourth Quarter 2020 and Recent Highlights
•Net income increased 51.4% year-over-year to $20.2 million, driven primarily by bargain purchase gains, as well as margin improvements and increased operational efficiencies
•Adjusted EBITDA decreased 47.6% to $21.1 million year-over-year, impacted by COVID-19 related regional capacity and health limitations
•Despite the difficulties in the quarter, the Company generated cash from operating activities of $17.8 million in the fourth quarter of 2020 compared to $21.4 million for the same period 2019
•Quarter benefited from current year acquisitions, including Casino KC which recorded the strongest operating fourth quarter in recent history as a result of targeted marketing strategies
•Continued execution on growth and diversification strategy, highlighted by Bet.Works, Monkey Knife Fight and SportCaller acquisitions and strategic media partnership with Sinclair Broadcast Group
•Closed acquisitions of Bally’s Atlantic City Hotel & Casino and Eldorado Resort Casino Shreveport

George Papanier, President and Chief Executive Officer, said, “2020 was a truly remarkable year for Bally’s. Amid the ongoing impact of the COVID-19 pandemic, we continued to systematically execute our strategic growth and development initiatives. Though fourth quarter results were impacted by various regional capacity and health limitations, most notably in Rhode Island, we expect to benefit from a strong rebound in demand across our properties, as well as the operational efficiencies and strong margin improvements that we have seen as a continuing trend since re-opening from the pandemic. In fact, market indications and preliminary results show markedly stronger consumer demand in January and February.”

Papanier continued, “Without question, the highlights of the fourth quarter were our pending acquisition of Bet.Works, which will drive development of our interactive offerings, as well as our strategic media partnership with Sinclair Broadcast Group, which we expect will make Bally’s a common name in sports fans’ households across the U.S. Additionally, we are pleased to have closed on our previously announced acquisitions of Bally’s Atlantic City Hotel & Casino and the Eldorado Resort Casino Shreveport, which represent valuable additions and expanded footprint to our foundational brick-and-mortar portfolio. We also recently debuted our FanDuel Sportsbook inside Bally’s Atlantic City, which represents the first of several planned capital improvement projects at the property.”

Summary of Financial Results

	Quarter Ended December 31,			Year Ended December 31,
(in thousands, except per share amounts and percentages)	2020	2019	Change	2020	2019	Change
Revenue	$118,096	$130,419	(9.4)%	$372,792	$523,577	(28.8)%
(Loss) income from operations	$(17,637)	$29,022	(160.8)%	$(18,386)	$114,626	(116.0)%
(Loss) income from operations margin	(14.93)%	22.25%		(4.93)%	21.89%
Net income (loss)	$20,223	$13,355	51.4%	$(5,487)	$55,130	(110.0)%
Net income (loss) margin	17.12%	10.24%		(1.47)%	10.53%
Adjusted EBITDA(1)	$21,059	$40,212	(47.6)%	$70,402	$167,150	(57.9)%
Adjusted EBITDA Margin(1)	17.83%	30.83%		18.89%	31.92%
Earnings (loss) per diluted share (“EPS”)	$0.61	$0.40	52.5%	$(0.18)	$1.46	(112.3)%
Adjusted EPS(1)	$0.39	$0.42	(7.1)%	$(0.09)	$1.81	(105.0)%
(1) Refer to tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable measure calculated in accordance with GAAP.

Fourth Quarter 2020 Results

Revenue for the fourth quarter of 2020 decreased 9.4% to $118.1 million from $130.4 million in the fourth quarter of 2019. Revenue for the fourth quarter of 2020 continued to be negatively impacted by various state limitations as a result of COVID-19, including the mandated closure of both Rhode Island properties for three weeks. The Rhode Island casinos reopened on December 22, 2020 and are currently operating 24 hours a day, seven days a week. The decrease in revenue was partially offset by incremental revenues from the recent acquisitions of Casino KC and Casino Vicksburg, which were acquired on July 1, 2020, Bally’s Atlantic City, which was acquired on November 18, 2020, and Eldorado Resort Casino Shreveport, which was acquired on December 23, 2020.

Loss from operations in the fourth quarter of 2020 totaled $17.6 million, a decrease of $46.7 million, or 160.8%, year-over-year. Included within the loss was a $15.1 million charge, net of insurance recoveries, for storm damage from Hurricane Zeta at the Hard Rock Biloxi. Excluding this extraordinary charge, the operating results were most heavily impacted by the Rhode Island shutdown in the period noted above, as well as a loss from operations recognized at Bally’s Atlantic City since our acquisition. Historically, Bally's Atlantic City has incurred losses during the fourth and first quarters of the calendar year and makes a majority of its profit in the summer months. The combination of this seasonality, COVID related restrictions and increased costs attributable to IT and marketing system overhead, resulted in higher than expected losses in the fourth quarter. The Company was able to convert its systems in mid-February 2021 and has commenced work on several capital improvement initiatives, including opening of the new sportsbook with its partner FanDuel, and believes the property is now on track to recovery and growth.

At properties where the Company operated with fewer COVID restrictions, notably in the Southeast segment and at Dover Downs, the Company mitigated a portion of the impact of this revenue reduction through operational efficiencies, which had a positive impact on margins, continuing a trend noted since re-opening from the pandemic. Margin improvements were primarily driven by labor savings, reduced marketing and promotional spend, and reduced lower margin amenities.

Net income in the fourth quarter of 2020 was $20.2 million, an increase of $6.9 million, from net income of $13.4 million in the fourth quarter last year. This income was driven primarily by bargain purchase gains totaling $63.9 million, which were recorded on the Company's fourth quarter 2020 acquisitions of Bally’s Atlantic City and Eldorado Resort Casino Shreveport coupled with a $50.9 million tax benefit recorded in the quarter, which included the utilization of net operating loss carrybacks under the CARES Act. These benefits were partially offset by the change in fair value of naming rights liabilities issued under the Sinclair arrangement and the net operating loss noted above.

Adjusted EBITDA for the fourth quarter of 2020 was $21.1 million, a decrease of $19.2 million, or 47.6%, from Adjusted EBITDA of $40.2 million in the fourth quarter 2019.

Diluted EPS for the fourth quarter of 2020 was $0.61 per share compared to $0.40 per share in the comparable period in 2019. Adjusted EPS was $0.39 for the fourth quarter of 2020 compared to Adjusted EPS of $0.42 in the same period in 2019.

Business Highlights

On November 9, 2020, the Company formally announced that it changed its corporate name from Twin River Worldwide Holdings, Inc. to Bally’s Corporation. The name change represented part of the Company’s unified branding initiative, which complements the considerable geographic growth and operational improvements the Company has achieved in 2020. It will also support the Company’s drive to become the first omni-channel gaming company to seamlessly integrate and operate physical casinos with digital solutions. On the same date, the Company’s common shares began trading on the New York Stock Exchange under the ticker symbol “BALY.”

The Company also issued three material announcements on November 18, 2020.

First, the Company announced the closing of its acquisition of Bally’s Atlantic City Hotel & Casino from Caesars Entertainment, Inc. and Vici Properties, Inc. The total cash purchase price was $25 million, subject to customary closing adjustments, funded with cash on hand. As part of the transaction, the Company also received three sports betting and five iGaming skins in New Jersey.

In addition, the Company announced that it had entered into an agreement to acquire Bet.Works, a U.S.-based, sports betting platform provider to operators in New Jersey, Iowa, Indiana and Colorado, for $125 million, subject to adjustment. Bet.Works’ proprietary technology stack and turnkey solutions, which include marketing, operations, customer service, risk management and compliance will allow the Company to become the premier, full-service, vertically integrated sports betting and iGaming company in the U.S. with a B2B2C business model and physical casinos and online gaming solutions united under a single, preeminent brand. In conjunction with the acquisition, the Company announced that it will form two distinct operating divisions: “Bally’s Casinos,” which will be comprised of Bally’s physical gaming and entertainment properties, and “Bally’s Interactive,” which will consist of new and existing contracts for sports betting and iGaming, including all of Bet.Works’ sports betting operations. The Bet.Works transaction is expected to close during the second quarter of 2021, pending regulatory approval and other customary closing conditions.

Finally, the Company announced that it had entered into agreements for a long-term strategic media partnership with Sinclair Broadcast Group. The partnership combines Bally’s vertically integrated, proprietary sports betting technology and expansive market access footprint with Sinclair’s premier portfolio of local broadcast stations and live regional sports networks (“RSNs”), STIRR, its popular Tennis Channel, and digital and over-the-air television network Stadium. Under the terms of the agreement, the Company will receive extensive access to Sinclair’s network of local, live sports content as the unified network brand and integrated partner across 19 RSNs, accounting for more than half of the U.S. MLB, NBA and NHL teams. Additionally, Sinclair’s RSNs have since been rebranded under the Bally name, as Sinclair recently unveiled the official Bally Sports logo and corresponding regional monikers that will replace the existing FOX Sports logos.

On December 23, 2020, the Company announced the closing of its acquisition of the Eldorado Resort Casino Shreveport from Caesars Entertainment, Inc. The total purchase price was $140 million, subject to customary adjustments, and funded with cash on hand and available borrowings under the Company’s revolving credit facility. Eldorado Resort Casino Shreveport is located in Shreveport, Louisiana, situated right on the banks of the Red River. This premier property includes 1,382 slots, 54 tables and 403 hotel rooms.

On January 4, 2021, the Company announced that it had signed a framework agreement with real estate developer Ira Lubert to jointly design, develop, construct and manage a Category 4 licensed casino in Centre County, Pennsylvania. The total estimated cost of the project is approximately $120 million. The Company will maintain a majority equity interest in the partnership, including 100% of the economic interests of all retail sports betting, online sports betting and iGaming activities associated with the project. Construction is expected to begin in the first half of 2021 and will take approximately one year to complete. The casino is expected to house up to 650 slot machines and 30 table games.

On January 25, 2021, the Company announced that it had entered into an agreement to acquire Monkey Knife Fight, the fastest-growing gaming platform and third-largest daily fantasy sports operator in North America. The transaction will make Bally’s just the third sports betting company in the U.S. to have a fantasy sports segment, while Monkey Knife Fight will become an integral component of the “Bally's Interactive” division, as well as contribute to the Company’s growing player database.

On February 8, 2021, the Company announced that it had acquired SportCaller, a leading global B2B free-to-play game provider. The acquisition of SportCaller will enable the Company to use free-to-play games as an additional player engagement and retention tool in states that authorize sports betting, and expand the Company’s strong geographic presence beyond national borders, as SportCaller has more than 100 games in over 20 languages, and over 30 sports across 37 countries.

Proforma for all the pending acquisitions and the casino under development, the Company will operate 15 casino locations in 11 states.

Other Financial Information

As of December 31, 2020, the Company had $123.4 million in cash and cash equivalents, excluding restricted cash. In addition, the Company had $215.0 million of available borrowings under its credit facility. The Company has no substantial scheduled debt maturities before 2024.

Interest expense, net of interest income, for the fourth quarter of 2020 increased $8.2 million to $19.2 million compared to the fourth quarter last year. This increase was a result of debt obligations outstanding in each respective period coupled with timing and differences in interest rates.

The Company had capital expenditures of $15.3 million for the year.

Reconciliation of GAAP Measures to Non-GAAP Measures

To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this earnings release non-GAAP financial measures for Adjusted EBITDA, Adjusted EBITDA margin, gross gaming revenue, and adjusted earnings per diluted share, which exclude certain items described below. The Company believes these measures represent important measures of financial performance that provide useful information that is helpful in understanding the Company’s ongoing operating results. The reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below.

“Adjusted EBITDA” is earnings, or loss, for the Company, or where noted the Company’s reporting segments, before, in each case, interest expense, net of interest income, (benefit) provision for income taxes, depreciation and amortization, non-operating income, acquisition, integration and restructuring expense, goodwill and asset impairment, expansion and pre-opening expenses, share-based compensation, rebranding, change in fair value of naming rights liabilities, gain on bargain purchases, professional and advisory fees associated with capital return program, CARES Act credit, credit agreement amendment expenses, storm related losses, net of insurance recoveries, Bet.Works and Sinclair, sports and iGaming licensing, and certain other gains or losses as well as, when presented for the Company’s reporting segments, an adjustment related to the allocation of corporate costs among segments. Adjusted EBITDA margin is measured as Adjusted EBITDA as a percentage of revenue.

“Gross gaming revenue” represents total gaming revenue adjusted for the State of Rhode Island's and the State of Delaware's respective shares of net terminal income, table games revenue and other gaming revenue, and is being presented by the Company to reflect the unique structure of the Company’s operations in those states where each state’s share of the Company’s revenues is retained at the gross revenue level rather than through taxes. Management believes that the presentation of gaming revenue on a gross basis allows for comparisons to gross gaming win data provided throughout the gaming industry.

“Adjusted EPS” represents net income, or loss, per diluted share before acquisition, integration and restructuring expense, goodwill and asset impairment, storm related losses, net of insurance recoveries, expansion and pre-opening expenses, change in value of naming rights liabilities, gain on bargain purchases, rebranding, Bet.Works and Sinclair, sports and iGaming licensing, credit agreement amendment expenses, professional and advisory fees associated with capital return program, CARES Act credit, and certain other gains or losses.

Management has historically used Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS when evaluating operating performance because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of the Company’s core operating results and as a means to evaluate period-to-period performance. Management also believes that Adjusted EBITDA is a measure that is widely used for evaluating operating performance of companies in our industry and a principal basis for valuing resort and gaming companies like the Company. Management of the Company believes that while certain items excluded from Adjusted EBITDA and Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods presented or they may not relate specifically to current operating trends or be indicative of future results. Neither Adjusted EBITDA nor Adjusted EPS should be construed as an alternative to GAAP net income or GAAP diluted EPS, respectively, as an indicator of the Company’s performance. In addition, Adjusted EBITDA or Adjusted EPS as used by the Company may not be defined in the same manner as other companies in the Company’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

Fourth Quarter Conference Call
The Company’s fourth quarter 2020 earnings conference call and audio webcast will be held today, Thursday, March 4, 2021 at 8:00 AM EDT. To access the conference call, please dial (833) 570-1160 (U.S. toll-free) and reference conference ID number 2192049. The webcast of the call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company’s website at www.ballys.com. An online archive of the webcast will be available on the Company’s website for 120 days. Supplemental materials have also been posted to the Investors section of the website, under Events & Presentations.

About Bally's Corporation
Bally's Corporation currently owns and manages 11 casinos across seven  states, a horse racetrack, and 13 authorized OTB licenses in Colorado. With more than 5,400 employees, the Company's operations include 12,890 slot machines, 443 game tables and 2,904 hotel rooms. Following the completion of pending acquisitions, which include Tropicana Evansville (Evansville, IN), Jumer’s Casino & Hotel (Rock Island, IL), and MontBleu Resort Casino & Spa (Lake Tahoe, NV), as well as the construction of a land-based casino near the Nittany Mall in State College, PA, Bally’s will own and manage 15 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol “BALY.”

Investor Contact	Media Contact
Steve Capp	Richard Goldman / David Gill
Executive Vice President and Chief Financial Officer	Kekst CNC
401-475-8564	646-847-6102 / 917-842-5384
InvestorRelations@twinriver.com	BallysMediaInquiries@kekstcnc.com

Cautionary Note Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the securities laws. Forward-looking statements are statements as to matters that are not historical facts, and include statements about Bally’s plans, objectives, expectations and intentions.

Forward-looking statements are not guarantees and are subject to risks and uncertainties. Forward-looking statements are based on Bally’s current expectations and assumptions. Although Bally’s believes that its expectations and assumptions are reasonable at this time, they should not be regarded as representations that Bally’s expectations will be achieved. Actual results may vary materially. Forward-looking statements speak only as of the time of this document and Bally’s does not undertake to update or revise them as more information becomes available, except as required by law.

Important factors beyond those that apply to most businesses, some of which are beyond Bally’s control, that could cause actual results to differ materially from our expectations and assumptions include, without limitation:

•uncertainties surrounding the COVID-19 pandemic, including limitations on Bally’s operations, increased costs, changes in customer attitudes, impact on Bally’s employees and the ongoing impact of COVID-19 on general economic conditions;

•unexpected costs, difficulties integrating and other events impacting Bally’s recently completed and proposed acquisitions and Bally’s ability to realize anticipated benefits;

•risks associated with Bally’s rapid growth, including those affecting customer and employee retention, integration and controls;

•risks associated with the impact of the digitalization of gaming on Bally’s casino operations, Bally’s expansion into iGaming and sports betting and the highly competitive and rapidly changing aspects of Bally’s new interactive businesses generally;

•the very substantial regulatory restrictions applicable to Bally’s, including costs of compliance;

•restrictions and limitations in agreements governing Bally’s debt could significantly affect Bally’s ability to operate our business and our liquidity; and

•other risk factors as detailed under Part I. Item 1A. "Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission ("SEC") on March 13, 2020, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 as filed with the SEC on May 14, 2020, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 as filed with the SEC on November 6, 2020.

The foregoing list of important factors is not exclusive and does not include matters like changes in general economic conditions that affect substantially all gaming businesses.

You should not to place undue reliance on Bally’s forward-looking statements.

BALLY'S CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except share data)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$123,445	$182,581
Restricted cash	3,110	2,921
Accounts receivable, net	14,798	23,190
Inventory	9,296	7,900
Tax receivable	84,483	—
Prepaid expenses and other assets	53,823	28,439
Total current assets	288,955	245,031
Property and equipment, net	749,029	510,436
Right of use assets, net	36,112	17,225
Goodwill	186,979	133,082
Intangible assets, net	663,395	110,373
Other assets	5,385	5,740
Total assets	$1,929,855	$1,021,887
Liabilities and Stockholders’ Equity
Current portion of long-term debt	$5,750	$3,000
Current portion of lease obligations	1,520	1,014
Accounts payable	15,869	14,921
Accrued liabilities	120,055	70,849
Total current liabilities	143,194	89,784
Lease obligations, net of current portion	62,025	16,214
Long-term debt, net of current portion	1,094,105	680,601
Pension benefit obligations	9,215	8,688
Deferred tax liability	36,983	13,790
Naming rights liabilities	243,965	—
Other long-term liabilities	13,770	1,399
Total liabilities	1,603,257	810,476
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 100,000,000 shares authorized; 30,685,938 and 41,193,018 shares issued as of December 31, 2020 and 2019, respectively; 30,685,938 and 32,113,328 shares outstanding as of December 31, 2020 and 2019, respectively	307	412
Additional paid-in-capital	294,643	185,544
Treasury Stock, at cost, 0 and 9,079,690 shares as of December 31, 2020 and 2019, respectively.	—	(223,075)
Retained earnings	34,792	250,418
Accumulated other comprehensive loss	(3,144)	(1,888)
Total stockholders’ equity	326,598	211,411
Total liabilities and stockholders’ equity	$1,929,855	$1,021,887

BALLY'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Gaming	$95,467	$88,531	$291,658	$367,948
Racing	1,595	3,136	6,412	13,114
Hotel	8,107	10,174	24,742	38,988
Food and beverage	8,257	19,538	32,132	69,904
Other	4,670	9,040	17,848	33,623
Total revenue	118,096	130,419	372,792	523,577

Operating costs and expenses:
Gaming	30,375	23,282	89,455	93,965
Racing	1,569	2,275	6,446	9,592
Hotel	3,218	3,754	10,144	14,841
Food and beverage	7,416	16,382	29,367	58,447
Retail, entertainment and other	796	2,624	3,257	8,327
Advertising, general and administrative	59,928	44,079	176,943	180,400
Goodwill and asset impairment	105	—	8,659	—
Expansion and pre-opening	342	—	921	—
Acquisition, integration and restructuring expense	6,273	1,121	13,257	12,168
Storm related losses, net of insurance recoveries	15,131	(1,181)	14,095	(1,181)
Rebranding	792	—	792	—
Depreciation and amortization	9,788	9,061	37,842	32,392
Total operating costs and expenses	135,733	101,397	391,178	408,951
(Loss) income from operations	(17,637)	29,022	(18,386)	114,626

Other income (expense):
Interest income	315	327	612	1,904
Interest expense, net of amounts capitalized	(19,560)	(11,352)	(63,248)	(39,830)
Change in value of naming rights liabilities	(57,660)	—	(57,660)	—
Gain on bargain purchases	63,871	—	63,871	—
Loss on extinguishment and modification of debt	—	(212)	—	(1,703)
Other, net	—	—	—	183
Total other expense, net	(13,034)	(11,237)	(56,425)	(39,446)

(Loss) income before provision for income taxes	(30,671)	17,785	(74,811)	75,180
(Benefit) provision for income taxes	(50,894)	4,430	(69,324)	20,050
Net income (loss)	$20,223	$13,355	$(5,487)	$55,130

Net income (loss) per share, basic	$0.62	$0.40	$(0.18)	$1.46
Weighted average common shares outstanding, basic	32,774,612	33,675,830	31,315,151	37,705,179

Net income (loss) per share, diluted	$0.61	$0.40	$(0.18)	$1.46
Weighted average common shares outstanding, diluted	33,117,823	33,773,935	31,315,151	37,819,617

BALLY'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(5,487)	$55,130
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	37,842	32,392
Amortization of operating lease right of use assets	804	1,215
Share-based compensation	17,706	3,826
Amortization of deferred financing costs and discounts on debt	4,636	2,684
Loss on debt extinguishment and modification of debt	—	1,703
Bad debt expense	353	239
Net pension and other post-retirement benefit income	—	(39)
Deferred income taxes	1,191	8,995
Goodwill and asset impairment	8,659	—
Storm related losses	14,408	—
Loss on disposal of property and equipment	35	98
Accretion of trade name liability and naming rights	594	—
Change in value of naming rights liabilities	57,660	—
Gain on bargain purchase	(63,871)	—
Changes in operating assets and liabilities:
Accounts receivable	11,622	5,211
Inventory	125	(89)
Prepaid expenses and other assets	(76,099)	(14,172)
Accounts payable	(4,976)	(3,860)
Accrued liabilities	14,300	767
Net cash provided by operating activities	19,502	94,100
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(425,063)	(9,606)
Deposit for pending acquisition of Jumer's Casino & Hotel	(4,000)	—
Proceeds from sale of property and equipment	—	10
Capital expenditures	(15,283)	(28,237)
Payments associated with licenses and market access fees	(500)	(1,092)
Net cash used in investing activities	(444,846)	(38,925)
Cash flows from financing activities:
Revolver borrowings	285,000	25,000
Revolver repayments	(250,000)	(80,000)
Term loan proceeds, net of fees of $13,820 and $10,655, respectively	261,180	289,345
Term loan repayments	(4,375)	(343,939)
Senior note proceeds, net of fees of $2,500 and $6,130, respectively	122,500	393,870
Payment of financing fees	(1,734)	(4,340)
Share repurchases	(33,292)	(223,075)
Payment of shareholder dividends	(3,204)	(7,539)
Share redemption for tax withholdings - restricted stock	(9,762)	(426)
Stock options exercised	84	—
Net cash provided by financing activities	366,397	48,896

Net change in cash and cash equivalents and restricted cash	(58,947)	104,071
Cash and cash equivalents and restricted cash, beginning of period	185,502	81,431
Cash and cash equivalents and restricted cash, end of period	$126,555	$185,502
Supplemental disclosure of cash flow information:
Cash paid for interest	$57,234	$35,040
Cash paid for income taxes	3,835	16,519

BALLY'S CORPORATION

Reconciliation of Net Income (Loss) and Net Income (Loss) Margin to
Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except percentages)	2020	2019	2020	2019
Revenue	$118,096	$130,419	$372,792	$523,577

Net income (loss)	$20,223	$13,355	$(5,487)	$55,130
Interest expense, net of interest income	19,245	11,025	62,636	37,926
(Benefit) provision for income taxes	(50,894)	4,430	(69,324)	20,050
Depreciation and amortization	9,788	9,061	37,842	32,392
Non-operating income	—	—	—	(183)
Acquisition, integration and restructuring expense	6,273	1,121	13,257	12,168
Goodwill and asset impairment	105	—	8,659	—
Expansion and pre-opening expenses	342	—	921	—
Share-based compensation	8,238	1,019	17,706	3,826
Rebranding	792	—	792	—
Change in value of naming rights liabilities	57,660	—	57,660	—
Gain on bargain purchase	(63,871)	—	(63,871)	—
Professional and advisory fees associated with capital return program	—	10	(17)	3,510
CARES Act credit (1)	20	—	(3,928)	—
Credit Agreement amendment expenses (2)	87	764	810	2,915
Storm related losses, net of insurance recoveries (3)	15,131	(1,181)	14,095	(1,333)
Bet.Works and Sinclair(4)	1,248	—	1,248	—
Sports and iGaming Licensing(5)	226	—	226	—
Other (6)	(3,554)	608	(2,823)	749
Adjusted EBITDA	$21,059	$40,212	$70,402	$167,150

Net (loss) income margin	17.12%	10.24%	(1.47)%	10.53%
Adjusted EBITDA margin	17.83%	30.83%	18.89%	31.92%
__________________________________
(1) Amount represents the Employee Retention Credit under the CARES Act which provides the Company with a refundable tax credit of 50% of up to $10,000 in wages paid by an eligible employer whose business has been financially impacted by COVID-19.
(2) Credit Agreement amendment expenses include costs associated with amendments made to the Company’s Credit Agreement.
(3) Represents losses incurred from damage resulting from Hurricane Zeta at Hard Rock Biloxi in the fourth quarter of 2020 offset by insurance recovery proceeds received for a damaged roof at the Company’s Arapahoe Park racetrack and insurance recoveries associated with damage from Hurricane Nate at Hard Rock Biloxi for the respective periods.
(4) Expenses incurred to establish the partnership with Sinclair Broadcast Group and acquisition costs attributable to the Bet.Works acquisition in the fourth quarter of 2020.
(5) Represents costs incurred to apply for and obtain sports and iGaming licenses in various jurisdictions.
(6) Other includes the following non-recurring items for the applicable periods (i) expenses incurred associated with the Rhode Island State Police investigation into a former tenant in the Lincoln property and a former employee of the Company, (ii) a pension audit payment representing an adjustment to a charge for out-of-period unpaid contributions, inclusive of estimated interest and penalties, to one of the Company’s multi-employer pension plans, (iii) expenses incurred associated with the campaign attempting to create an open bid process for the Rhode Island Lottery Contract, (iv) non-routine legal expenses incurred in connection with certain litigation matters (net of insurance reimbursements), and (v) costs incurred in connection with the implementation of a new human resources information system.

BALLY'S CORPORATION
Revenue and Reconciliation of Net Income (Loss) to
Adjusted EBITDA by Segment (unaudited)
(in thousands)

Quarter Ended December 31, 2020	Rhode Island	Mid-Atlantic	Southeast	West	Other	Total
Revenue	$32,402	$26,454	$35,483	$22,642	$1,115	$118,096

Net income (loss)	$15,103	$(1,670)	$(2,210)	$4,274	$4,726	$20,223
Interest expense, net of interest income	—	25	(17)	—	19,237	19,245
(Benefit) provision for income taxes	(12,221)	(1,780)	(4,150)	(920)	(31,823)	(50,894)
Depreciation and amortization	3,681	1,689	2,824	1,513	81	9,788
Acquisition, integration and restructuring expense	—	—	—	—	6,273	6,273
Expansion and pre-opening expenses	342	—	—	—	—	342
Goodwill and asset impairment	—	—	—	105	—	105
Share-based compensation	—	—	—	—	8,238	8,238
Rebranding	—	—	—	—	792	792
Change in value of naming rights liabilities	—	—	—	—	57,660	57,660
Gain on bargain purchases	—	—	—	—	(63,871)	(63,871)
CARES Act credit (1)	163	(175)	22	9	1	20
Credit Agreement amendment expenses (1)	—	—	—	—	87	87
Storm related losses, net of insurance recoveries (1)	—	—	15,131	—	—	15,131
Bet.Works and Sinclair(1)	—	—	—	—	1,248	1,248
Sports and iGaming Licensing(1)	—	—	—	—	226	226
Other (1)	157	—	—	—	(3,711)	(3,554)
Allocation of corporate costs	1,597	1,303	1,747	1,115	(5,762)	—
Adjusted EBITDA	$8,822	$(608)	$13,347	$6,096	$(6,598)	$21,059
_______________________________
(1)See descriptions of adjustments in the “Reconciliation of Net Income (Loss) and Net Income (Loss) Margin to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)” table above.

Quarter Ended December 31, 2019	Rhode Island	Mid-Atlantic	Southeast	Other	Total
Revenue	$69,483	$27,637	$31,187	$2,112	$130,419

Net income	$16,479	$2,016	$4,065	$(9,205)	$13,355
Interest expense, net of interest income	—	31	(7)	11,001	11,025
Provision for income taxes	6,399	1,363	1,345	(4,677)	4,430
Depreciation and amortization	4,733	1,390	2,896	42	9,061
Acquisition, integration and restructuring expense	21	58	—	1,042	1,121
Share-based compensation	—	—	—	1,019	1,019
Professional and advisory fees associated with capital return program	—	—	—	10	10
Credit Agreement amendment expenses (1)	—	—	—	764	764
Storm related losses, net of insurance recoveries	—	—	—	(1,181)	(1,181)
Other (1)	—	—	—	608	608
Allocation of corporate costs	1,813	556	807	(3,176)	—
Adjusted EBITDA	$29,445	$5,414	$9,106	$(3,753)	$40,212
______________________________
(1)See descriptions of adjustments in the “Reconciliation of Net Income (Loss) and Net Income (Loss) Margin to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)” table above.

BALLY'S CORPORATION
Revenue and Reconciliation of Net Income (Loss) to
Adjusted EBITDA by Segment (unaudited)
(in thousands)

Year Ended December 31. 2020	Rhode Island	Mid-Atlantic	Southeast	West	Other	Total
Revenue	$132,028	$73,676	$114,832	$47,332	$4,924	$372,792

Net income (loss)	20,276	(241)	10,486	(712)	(35,296)	(5,487)
Interest expense, net of interest income	(56)	132	(42)	—	62,602	62,636
(Benefit) provision for income taxes	(10,326)	(1,232)	(763)	(3,697)	(53,306)	(69,324)
Depreciation and amortization	17,310	6,082	10,037	4,104	309	37,842
Acquisition, integration and restructuring expense	—	20	—	—	13,237	13,257
Expansion and pre-opening expenses	921	—	—	—	—	921
Goodwill and asset impairment	—	—	—	8,659	—	8,659
Share-based compensation	—	—	—	—	17,706	17,706
Rebranding	—	—	—	—	792	792
Change in value of naming rights liabilities	—	—	—	—	57,660	57,660
Gain on bargain purchases	—	—	—	—	(63,871)	(63,871)
Professional and advisory fees associated with capital return program	—	—	—	—	(17)	(17)
CARES Act credit(1)	(2,215)	(755)	(548)	(361)	(49)	(3,928)
Credit Agreement amendment expenses (1)	—	—	—	—	810	810
Storm related losses, net of insurance recoveries(1)	—	—	15,131	—	(1,036)	14,095
Bet.Works and Sinclair(1)	—	—	—	—	1,248	1,248
Sports and iGaming Licensing(1)	—	—	—	—	226	226
Other (1)	157	—	—	—	(2,980)	(2,823)
Allocation of corporate costs	7,505	4,078	6,317	2,339	(20,239)	—
Adjusted EBITDA	$33,572	$8,084	$40,618	$10,332	$(22,204)	$70,402
_______________________________
(1)See descriptions of adjustments in the “Reconciliation of Net Income (Loss) and Net Income (Loss) Margin to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)” table above.

Year Ended December 31, 2019	Rhode Island	Mid-Atlantic	Southeast	Other	Total
Revenue	$306,306	$80,806	$127,432	$9,033	$523,577

Net income	$71,124	$6,031	$18,165	$(40,190)	$55,130
Interest expense, net of interest income	3,265	145	(30)	34,546	37,926
Provision for income taxes	26,653	2,903	5,108	(14,614)	20,050
Depreciation and amortization	18,473	3,996	9,743	180	32,392
Non-operating income	—	(39)	—	(144)	(183)
Acquisition, integration and restructuring expense	425	1,155	—	10,588	12,168
Share-based compensation	—	—	—	3,826	3,826
Professional and advisory fees associated with capital return program	—	—	—	3,510	3,510
Credit Agreement amendment expenses (1)	1,038	—	—	1,877	2,915
Storm related losses, net of insurance recoveries(1)	—	—	(152)	(1,181)	(1,333)
Other (1)	(419)	—	275	893	749
Allocation of corporate costs	10,124	2,466	4,148	(16,738)	—
Adjusted EBITDA	$130,683	$16,657	$37,257	$(17,447)	$167,150
_______________________________
(1) See descriptions of adjustments in the “Reconciliation of Net Income (Loss) and Net Income (Loss) Margin to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)” table above.

BALLY'S CORPORATION

Calculation of Gross Gaming Revenue (unaudited)

	Quarter Ended December 31,			Year Ended December 31,
(in thousands, except percentages)	2020	2019	Change	2020	2019	Change
Gaming revenue	$95,467	$88,531	7.8%	$291,658	$367,948	(20.7)%
Adjustment for State of RI’s share of net terminal income, table games revenue and other gaming revenue (1)	52,927	96,906		206,526	401,772
Adjustment for State of DE’s share of net terminal income, table games revenue and other gaming revenue at Dover Downs (1)	17,353	21,728		60,250	66,600
Gross gaming revenue	$165,747	$207,165	(20.0)%	$558,434	$836,320	(33.2)%
_______________________________
(1)Adjustment made to show gaming revenue on a gross basis consistent with gross gaming win data provided throughout the gaming industry.

Reconciliation of Net Income (Loss) Per Diluted Share to
Adjusted Net Income (Loss) Per Diluted Share (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) per diluted share	$0.61	$0.40	$(0.18)	$1.46
Acquisition, integration and restructuring expense	0.19	0.03	0.42	0.32
Goodwill and asset impairment	—	—	0.28	—
Storm related losses, net of insurance recoveries (1)	0.46	(0.03)	0.45	(0.03)
Expansion and pre-opening expenses	0.01	—	0.03	—
Change in value of naming rights liabilities	1.74	—	1.84	—
Gain on bargain purchases	(1.93)	—	(2.04)	—
Rebranding	0.02	—	0.03	—
Bet.Works and Sinclair(1)	0.04	—	0.04	—
Sports and iGaming Licensing(1)	0.01	—	0.01	—
Credit Agreement amendment expenses (1)	—	0.02	0.03	0.08
Professional and advisory fees associated with capital return program	—	—	—	0.09
CARES Act credit (1)	—	—	(0.13)	—
Other (1)	(0.11)	0.02	(0.09)	0.02
Tax effect of adjustments (2)	(0.66)	(0.01)	(0.78)	(0.13)
Adjusted net income (loss) per diluted share	$0.39	$0.42	$(0.09)	$1.81
_______________________________
Note: Amounts in table may not subtotal due to rounding.
(1)See descriptions of adjustments in the “Reconciliation of Net Income (Loss) and Net Income (Loss) Margin to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)” table above.
(2)Represents the tax effect based upon the nature of the adjustments.